EXHIBIT 4.1

[FORM OF SENIOR SECURED CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 18(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNT SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

COMSCORE, INC.

SENIOR SECURED CONVERTIBLE NOTE

Issuance Date: May 17, 2018    Original Principal Amount: U.S. $[●]

FOR VALUE RECEIVED, comScore, Inc., a Delaware corporation (the "Company"), hereby promises to pay to [BUYER] or registered assigns (the "Holder") in cash and/or in shares of Common Stock (as defined below) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Convertible Note (including all Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Senior Secured Convertible Notes issued pursuant to the Securities Purchase Agreement on the Additional Closing Date (collectively, the "Notes" and such other Senior Secured Convertible Notes, the "Other Notes"). Certain capitalized terms used herein are defined in Section 31.

(1)PAYMENTS OF PRINCIPAL; PREPAYMENT. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, any accrued and unpaid Interest and any accrued and unpaid Late Charges (as defined in Section 24(b)) on such Principal and Interest. The "Maturity Date" shall be January 16, 2022, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal, accrued and unpaid Interest or accrued and unpaid Late Charges on Principal and Interest, if any.

(2)	INTEREST.

(a)    Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first (1st) Business Day of each Calendar Quarter after the Issuance Date (each, an "Interest Date").

(b)    Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in whole or in part, in shares of Common Stock ("Interest Shares") so long as there is no Equity Conditions Failure (other than as a result of the delivery of an Interest Blocker Notice (as defined below)) occurring on the applicable Interest Date; provided, however, that the Company may, at its option following written notice to each holder of the Notes and any Additional Notes on or prior to the applicable Interest Notice Due Date (the date such notice is delivered to the Holder and holders of Other Notes and Additional Notes, the "Interest Notice Date"), elect to pay Interest on any Interest Date in cash ("Cash Interest") or in a combination of Cash Interest and Interest Shares. Each Interest Election Notice shall specify the amount or percentage of Interest that the Company will pay in respect of the Interest Date as Cash Interest and Interest Shares which amounts or percentages, as applicable, when added together, must equal the applicable Interest (or 100% thereof, as applicable) due on such Interest Date. If the Company elects (or is deemed to have elected by operation of this Section 2) the payment of applicable Interest in Interest Shares, in whole or in part, and an Equity Conditions Failure (other than the delivery to the Company of an Interest Blocker Notice) occurs at any time prior to the applicable Interest Date that is expected to last through the applicable Interest Date (which is not waived in writing by the Holder), the Company shall provide the Holder a written notice to that effect by no later than the Trading Day immediately following the Company having knowledge of such Equity Conditions Failure, indicating that unless the Holder waives the Equity Conditions Failure in writing, the applicable portion of Interest as to which the Holder did not waive the Equity Conditions shall be paid as Cash Interest. If any portion of Interest for a particular Interest Date shall be paid in Interest Shares, then on the applicable Interest Date, the Company shall issue to the Holder, such number of shares of Common Stock equal to (a) the amount of Interest payable on the applicable Interest Date in Interest Shares divided by (b) the Interest Conversion Price as in effect on the applicable Interest Date. All Interest Shares shall be fully paid and nonassessable shares of Common Stock

(rounded to the nearest whole share in accordance with Section 3(a)). Except as expressly provided in this Section 2, the Company shall pay the applicable Interest in the same ratio of Interest Shares and Cash Interest on the Notes, the Other Notes and any Additional Notes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery to the Holder of shares of Common Stock as Interest pursuant to this Section 2; provided, however, that the Holder shall be solely responsible for any transfer taxes if the Interest Shares are to be registered, issued or delivered in the name of a Person other than the Holder.

(c)    Notwithstanding the foregoing, if (i) the Company elects (or is deemed to have elected by operation of this Section 2) to pay all or any portion of Interest due on any Interest Date in Interest Shares, (ii) the Company is permitted pursuant to this Section 2 to pay all or any portion of Interest due on such Interest Date in Interest Shares if not for the delivery to the Company of an Interest Blocker Notice and (iii) within two (2) Business Days following the applicable Interest Notice Date the Holder has delivered to the Company a written notice (an "Interest Blocker Notice") (A) stating that such payment of Interest in Interest Shares would result in a violation of Section 3(d), (B) specifying the portion of the applicable Interest with respect to which the payment in Interest Shares would result in a violation of Section 3(d) if such payment of Interest in Interest Shares were effected (such amount so specified is referred to herein as the "Designated Interest Amount") and (C) requesting the Company hold the Designated Interest Amount issuable to the Holder in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Company shall promptly upon written notice from the Holder deliver such Interest Shares to the extent as if there had been no such limitation. Any Interest Shares held in abeyance pursuant to the provisions of this Section 2(c) shall satisfy the Company's requirement to pay the applicable Interest corresponding to the number of Interest Shares so held in abeyance until the Company receives a notice from the Holder instructing the Company that the Maximum Percentage no longer prevents the Holder from receiving such Interest Shares.

(d)    Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount (as defined in Section 3(b)(i)) on each Conversion Date (as defined in Section 3(c)(i)) in accordance with Section 3(b)(i) and/or on each Redemption Date.
(3)CONVERSION OF NOTES. At any time or times after the first (1st) Trading Day following the Pricing Date (as defined in Section 3(b)(ii)) (the "Initial Convertibility Date"), this Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a)    Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Initial Convertibility Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided, however, that the Holder shall be solely responsible for any transfer taxes if the shares of Common Stock registrable, issuable or deliverable pursuant to a Conversion Notice are to be registered, issued or delivered in the name of a Person other than the Holder.

(b)    Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

(i)    "Conversion Amount" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

(ii)    "Conversion Price" means, as of any Conversion Date or other date of determination, a price per share equal to the greater of: (A) 130% of the arithmetic average of the Weighted Average Price of the Common Stock on each Trading Day during the ten (10) consecutive Trading Days commencing on the later of (x) the Initial Closing Date and (y) the Public Announcement Date (the last date in such period, the "Pricing Date") (all such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction occurring during such period) and (B) $28.00, subject to adjustment as provided herein.

(c)	Mechanics of Conversion.

(i)    Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date on or after the Initial Convertibility Date (a "Conversion Date"), the Holder shall (A) deliver to the Company on such date, a copy of an executed notice of conversion substantially in the form attached hereto as Exhibit I (the "Conversion Notice") and (B) if required by Section 3(c)(iii), but without delaying the Company's requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). No ink- original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (a "Share Delivery Date"), the Company shall, (x) if the Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, irrespective of the date such shares of Common Stock are credited to the Holder's account with DTC or the date of delivery of the certificates evidencing such shares of Common Stock, as the case may be.

(ii)    Company's Failure to Timely Convert. If the Company shall fail on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder (if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program), or credit the Holder's balance account with DTC (if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program), for the number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of any Conversion Amount (a "Conversion Failure"), then the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company's obligations to make any payments which may have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if the Company shall fail on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit the Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, for the number of shares of Common Stock to which the Holder is entitled upon the Holder's conversion of any Conversion Amount or on any date of the Company's obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (x) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to issue and deliver such certificate or certificates or credit the Holder's balance account with DTC for the shares of Common Stock to which the Holder is otherwise entitled upon the Holder's conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder's balance account with DTC for such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price of the Common Stock on the applicable Conversion Date. Nothing herein shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

(iii)    Registration; Book-Entry. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes (and stated interest thereon) held by such holders (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, in form and substance reasonably satisfactory to the Company, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17. The Company shall be entitled to act and rely upon any such request without inquiry as to the genuineness thereof, and without liability of any type or nature arising therefrom. Notwithstanding anything to the contrary in this Section 3(c)(iii), the Holder may assign the Note or any portion thereof to an Affiliate of such Holder or a Related Fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a "Related Party Assignment"); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request, in form and substance reasonably satisfactory to the Company, to assign or sell such Note or portion thereof to the Company for recordation in the Register; and (y) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other methods, reasonably satisfactory to the Holder and the

Company, so as not to require physical surrender of this Note upon conversion except as provided above.

(iv)    Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice relating to this Note and one or more holders of Other Notes or Additional Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of this Note, the Other Notes and the Additional Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from the Holder and each holder of Other Notes and Additional Notes electing to have this Note, the Other Notes or Additional Notes converted on such date a pro rata amount of such holder's portion of the Note, its Other Notes and/or Additional Notes submitted for conversion based on the Principal amount of this Note, the Other Notes and/or Additional Notes submitted for conversion on such date by such holder relative to the aggregate Principal amount of this Note and all Other Notes and Additional Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and such dispute shall be resolved in accordance with Section 23.

(d)    Beneficial Ownership Limitation. The Company shall not deliver any shares of Common Stock pursuant to the terms and conditions of this Note, and the Holder shall not have the right to any shares otherwise issuable or otherwise deliverable pursuant to the terms and conditions of this Note and any such delivery shall be null and void and treated as if never made, to the extent that, immediately after giving effect to such issuance, the Holder together with its other Attribution Parties collectively would beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and its other Attribution Parties shall include the number of shares of Common Stock beneficially owned by the Holder and all of its other Attribution Parties plus the number of shares of Common Stock issuable pursuant to the terms of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of its other Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including any Additional Notes and Warrants) beneficially owned by the Holder or any of its other Attribution Parties subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire pursuant to the terms of this Note without exceeding the Maximum Percentage, the Holder, absent other knowledge, may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company's most recent Annual Report on Form 10- K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or

(iii) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number"). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder shall, within one (1) Business Day thereafter, notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. The number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note would result in the Holder and its other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock, the number of shares by which the Holder's and its other Attribution Parties' aggregate beneficial ownership would exceed the Maximum Percentage (the "Excess Shares") shall be deemed null and void and any portion of the Conversion Amount so converted shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and its other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

(4)	RIGHTS UPON EVENT OF DEFAULT.

(a)    Event of Default. Each of the following events shall constitute an "Event of Default":

(i)    the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be filed or declared effective within the applicable time periods specified in the Registration Rights Agreement, or, at any time while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder's

Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of greater than ten (10) consecutive Trading Days or for more than an aggregate of twenty (20) Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)    (A) the suspension of the Common Stock from trading on an Eligible Market, or, on or after April 30, 2019, on a Qualified Market, for a period of more than five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period or (B) the failure of the Common Stock to be listed or quoted for trading on an Eligible Market;

(iii)    the failure of the Common Stock to be listed or quoted for trading on or after April 30, 2019, on a Qualified Market;

(iv)    the Company's delivery of written notice to the Holder or any holder of the Other Notes or any Additional Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a valid request for conversion of this Note, any Other Notes or any Additional Notes into shares of Common Stock that is validly tendered in accordance with the provisions of this Note, the Other Notes or any Additional Notes, as applicable, other than pursuant to Section 3(d) (and analogous provisions under the Other Notes and any Additional Notes);

(v)    the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption amounts hereunder) or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay any amounts other than Principal when and as due, in which case only if such failure continues for a period of at least an aggregate of two (2) Business Days;

(vi)    any default under any Indebtedness in an aggregate principal amount of more than $10,000,000 of the Company and/or any of its Subsidiaries other than with respect to this Note, any Other Notes or any Additional Notes, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;
(vii)    the Company or any of its domestic Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C)

consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its domestic Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its domestic Subsidiaries or (C) orders the liquidation of the Company or any of its domestic Subsidiaries, and, in each case, continues undismissed or unstayed for sixty (60) days;

(ix)    one or more judgments, orders or awards for the payment of money aggregating (above any insurance coverage or indemnity from a credit worthy party so long as such insurance provider has been notified of the claim and does not dispute coverage) in excess of $10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments, orders or awards are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay;

(x)    other than as specifically set forth in another clause of this Section 4(a), the Company or any of its Subsidiaries breaches any covenant in any Transaction Document, and such breach, if curable, continues for a period of at least an aggregate of thirty (30) calendar days after the earlier of (A) an authorized officer of the Company or such Subsidiary becoming aware of such failure and (B) receipt by an authorized officer of the Company or such Subsidiary of a notice from the Holder of such breach;

(xi)    any representation, warranty, certification or statement of fact made or deemed made by the Company or any Subsidiary herein, or in any other Transaction Document, shall be incorrect or misleading in any material respect when made or deemed made;

(xii)    any breach or failure in any respect to comply with Sections 14 or 15 of this Note;

(xiii)    any material provision of any Security Document (as defined in the Securities Purchase Agreement) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary party thereto, or ceases to give the Collateral Agent the Liens purported to be created thereby or the validity or enforceability thereof shall be contested by the Company or any Subsidiary, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(xiv)    any material damage to, or loss, theft or destruction of, any Collateral or a material amount of property of the Company, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement);

(xv)    a false or inaccurate certification (including a false or inaccurate deemed certification) by the Company that the Equity Conditions are satisfied or that there has been no Equity Conditions Failure or as to whether any Event of Default has occurred (in each case other than any Equity Conditions Failure arising solely as a result of the delivery to the Company of an Interest Blocker Notice);

(xvi)    the Company's failure to file with the SEC any periodic or current reports due after the filing with the SEC of the Form 10-K (as defined in Section 15(b)) in accordance with the Company's requirements under the Exchange Act but only if such failure continues for a period of at least one (1) year;

(xvii)    any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes; or

(xviii)    any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes.

(b)    Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall promptly deliver written notice thereof (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an "Event of Default Redemption") all, but not less than all, of this Note by delivering written notice thereof (the "Event of Default Redemption Notice" and the date the Holder delivers an Event of Default Redemption Notice to the Company, an "Event of Default Redemption Notice Date") to the Company, which Event of Default Redemption Notice shall indicate that the Holder is electing to require the Company to redeem this Note. To the extent this Note is subject to redemption by the Company pursuant to this Section 4(b), this Note shall be redeemed by the Company in cash at a price equal to the greater of (i) the product of (x) the Redemption Premium and (y) the Conversion Amount being redeemed and (ii) solely if there is an Equity Conditions Failure (that is not waived in writing by the Holder) during the period from the applicable Event of Default Redemption Notice Date through and including the applicable Event of Default Redemption Date (as defined in Section 10(a)), the product of (x) the Conversion Rate with respect to the Conversion Amount being redeemed and (y) the quotient determined by dividing (I) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Event of Default Redemption Notice, by (II) the lowest Conversion Price in effect during such period(the "Event of Default Redemption Price"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 10. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 4, but subject to Section 3(d), until the Event of Default Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. Any such converted Conversion Amount shall reduce the Event of Default Redemption payment by an equivalent amount. The parties hereto agree that in the event of the Company's redemption of this Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5)RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)    Assumption and Corporate Events. Upon the consummation of any Fundamental Transaction, the Company shall cause any Successor Entity or Successor Entities to jointly and severally succeed to, and be added to the term "Company" under this Note (so that from and after the consummation of such Fundamental Transaction, each and every provision of this Note referring to the "Company" shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Note with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company in this Note. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock become entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall provide that it shall be a required condition to the occurrence or consummation of such Corporate Event that the Holder will have the right to receive upon conversion of this Note at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or capital stock of a Successor Entity or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion of this Note prior to such Corporate Event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Note been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of this Note). The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions and Corporate Events.

(b)    Redemption Right. As soon as practicable following the public announcement of the consummation of a Change of Control, the Company shall deliver written notice thereof to the Holder (a "Change of Control Notice"). At any time during the period beginning on the earlier to occur of (x) the Holder becoming aware of the consummation of a Change of Control and (y) the Holder's receipt of a Change of Control Notice and ending thirty five (35) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice" and the date the Holder delivers a Change of Control Redemption Notice to the Company, a "Change of Control Redemption Notice Date") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price equal to the sum of (i) the greater of (x) 110% of the Conversion Amount being redeemed and (y) solely if (a) the applicable Change of Control is a Make-Whole Change of Control or (b) there is an Equity Conditions Failure (that is not waived in writing by the Holder) during the period from the applicable Change of Control Redemption Notice Date through and including the applicable Change of Control Redemption Date (as defined in Section 10(a)), the product of (I) the Conversion Amount being redeemed and (II) the quotient determined by dividing (A) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (1) the consummation of the Change of Control and (2) the public announcement of such Change of Control and ending on the date the Holder delivers the Change of Control Redemption Notice, by (B) the lowest Conversion Price in effect during such period, and (ii) if the applicable Change of Control is a Make-Whole Change of Control, the Make-Whole Change of Control Premium (the "Change of Control Redemption Price"). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 10 and shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. Any such converted Conversion Amount shall reduce the Conversion Amount submitted for redemption under this Section 5(b) by an equivalent amount. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(6)	ADJUSTMENTS TO THE CONVERSION PRICE.

(a)    Adjustment of Conversion Price upon Subdivision or Combination of Common Stock or Stock Dividend. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Fundamental Transaction or other Corporate Event, as to which the provisions set forth in Section 5 will apply), then the Conversion Price will be adjusted based on the following formula:

CP1 =	CP0 *	OS0
OS1

where:

CP0 = the Conversion Price in effect immediately before the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately before the open of business on the effective date of such stock split or stock combination, as applicable;

CP1 = the Conversion Price in effect immediately after the open of business on such Ex-Dividend Date or the open of business on such effective date, as applicable;

OS0 = the number of shares of Common Stock outstanding immediately before the open of business on such Ex-Dividend Date or effective date, as applicable; and

OS1 = the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

For the avoidance of doubt, pursuant to the definition of CP1 above, any adjustment to the Conversion Price made pursuant to this Section 6(a) will become effective immediately after the open of business on such Ex-Dividend Date or the open of business on such effective date, as applicable. If any dividend, distribution, stock split or stock combination of the type described in this Section 6(a) is declared or announced, but not so paid or made, then the Conversion Price, if previously adjusted, will be readjusted, effective as of the date the Board of Directors of the Company determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(b)    Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is publicly announced, then the Conversion Price will be decreased based on the following formula:

CP1 =	CP0 *	OS + Y
OS + X

where:

CP0 = the Conversion Price in effect immediately before the open of business on the Ex-Dividend Date for such distribution;

CP1 = the Conversion Price in effect immediately after the open of business on such Ex-Dividend Date;

OS = the number of shares of Common Stock outstanding immediately before the open of business on such Ex-Dividend Date;

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y = a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

For the avoidance of doubt, any adjustment to the Conversion Price made pursuant to this Section 6(b) will be made successively whenever any such rights, options or warrants are issued and, pursuant to the definition of CP1 above, will become effective immediately after the open of business on the Ex-Dividend Date for the applicable distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price, if previously adjusted, will be readjusted effective as of such expiration date to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted effective as of the date the Board of Directors of the Company determines not to distribute such rights, options or warrants, to the Conversion Price that would then be in effect had the Ex- Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 6(b), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors of the Company.

(c)	Spin-Offs and Other Distributed Property.

(i)    Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(u)rights issued in the Rights Offering (as defined in the Securities Purchase Agreement);

(v)dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required pursuant to Section 6(a) or 6(b);

(w)dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Price is required pursuant to Section 6(d);

(x)rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 6(g);

(y)Spin-Offs for which an adjustment to the Conversion Price is required pursuant to Section 6(c)(ii); and

(z)a distribution solely pursuant to a Corporate Event, as to which the provisions set forth in Section 5 will apply,

then the Conversion Price will be decreased based on the following formula:

CP1 =	CP0 *	SP - FMV
SP

where:

CR0 = the Conversion Price in effect immediately before the open of business on the Ex-Dividend Date for such distribution;

CR1 = the Conversion Price in effect immediately after the open of business on such Ex-Dividend Date;

SP = the average of the Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and

FMV = the fair market value (determined in the good faith judgment of the Board of Directors of the Company), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, or if the difference between FMV and SP is less than one dollar ($1.00), then, in lieu of the foregoing adjustment to the Conversion Price, each Holder will receive, at the same time and on the same terms as holders of Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the principal amount of Notes held by such Holder on the record date for such distribution divided by the Conversion Price in effect on such record date.

For the avoidance of doubt, pursuant to the definition of CP1 above, any adjustment to the Conversion Price made pursuant to this Section 6(c)(i) will become effective immediately after the open of business on the Ex-Dividend Date for the applicable distribution. To the extent such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Price, if previously adjusted, will be readjusted effective as of the date the Board of Directors of the Company determines not to make or pay such distribution, to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all. Subject to Section 6(g), if any such rights, options or warrants are exercisable only upon the occurrence of certain triggering events, then the Conversion Price will not be adjusted pursuant to this Section 6(c)(i) until the earliest of these triggering events occurs.

(ii)    Spin-Offs. If the Company distributes or dividends shares of stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock, and such stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a "Spin-Off"), then the Conversion Price will be increased based on the following formula:

CP1 =	CP0 *	MP
MP + FMV

where:

CP0 = the Conversion Price in effect immediately before the open of business on the Ex-Dividend Date for such Spin-Off;

CP1 = the Conversion Price in effect immediately after the open of business on such Ex-Dividend Date;

FMV = the average of the Closing Sale Prices of the stock or equity interests distributed per share of Common Stock in such Spin-Off over the ten (10) consecutive Trading Day period (the "Spin-Off Valuation Period") beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Closing Sale Price and Trading Day were instead references to the number or units of such stock or equity interests distributed per share of Common Stock in such Spin-Off); and

MP = the average of the Closing Sale Prices per share of Common Stock over the Spin-Off Valuation Period.

The adjustment to the Conversion Price pursuant to this Section 6(c)(ii) will be calculated as of the close of business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If this Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, in lieu of the foregoing adjustment to the Conversion Price, the Holder will receive, at the same time and on the same terms as holders of Common Stock, the number of shares of stock or other equity interests that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the principal amount of Notes held by such Holder on the record date for Spin-Off divided by the Conversion Price in effect on such record date.

To the extent any dividend or distribution of the type set forth in this Section 6(c)(ii) is declared but not made or paid, the Conversion Price, if previously adjusted, will be readjusted effective as of the date the Board of Directors of the Company determines not to make or pay such dividend or distribution, to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(d)    Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Price will be decreased based on the following formula:

CP1 =	CP0 *	SP
SP - D

where:

CP0 = the Conversion Price in effect immediately before the open of business on the Ex-Dividend Date for such dividend or distribution;

CR1 = the Conversion Price in effect immediately after the open of business on such Ex-Dividend Date;

SP = the Closing Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and

D = the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, or if the difference between D and SP is less than one dollar ($1.00), then, in lieu of the foregoing adjustment to the Conversion Price, the Holder will receive, at the same time and on the same terms as holders of Common Stock, the amount of cash that such Holder would have received if such Holder had owned, on such record date, a number of shares of Common Stock equal to the principal amount of Notes held by such Holder on the record date for such dividend or distribution divided by the Conversion Price in effect on such record date. For the avoidance of doubt, pursuant to the definition of CP1 above, any adjustment to the Conversion Price made pursuant to this Section 6(d) will become effective immediately after the open of business on the Ex-Dividend Date for the applicable dividend or distribution.

To the extent any such dividend or distribution is declared but not made or paid, the Conversion Price, if previously adjusted, will be readjusted effective as of the date the Board of Directors of the Company determines not to make or pay such dividend or distribution, to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(e)    Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common

Stock, and the value (as determined as of the Expiration Time (as defined below) in the judgment of the Board of Directors of the Company) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Closing Sale Price per share of Common Stock on the Trading Day immediately after the last date (the "Expiration Date") on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

CP1 =	CP0 *	OS0 x SP
AC + (SP X OS1)

where:

CP0 = the Conversion Price in effect immediately before the time (the "Expiration Time") such tender or exchange offer expires;

CP1 = the Conversion Price in effect immediately after the Expiration Time;

AC = the aggregate value (as determined as of the Expiration Time in the judgment of the Board of Directors of the Company) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0 = the number of shares of Common Stock outstanding immediately before the Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP = the average of the Closing Sale Prices of Common Stock over the ten (10) consecutive Trading Day period (the "Tender/Exchange Offer Valuation Period") beginning on, and including, the Trading Day immediately after the Expiration Date.

The adjustment to the Conversion Price pursuant to this Section 6(e) will be calculated as of the close of business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If this Note is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in the Notes, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last day of the Tender/Exchange Offer Valuation Period. To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price, if previously adjusted, will be readjusted effective as of the date the Board of Directors of the Company determines not to consummate such offer, to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(f)    No Adjustments in Certain Cases. Notwithstanding anything to the contrary in this Section 6, the Company will not be obligated to adjust the Conversion Price on account of a transaction or other event otherwise requiring an adjustment pursuant to this Section 6 (other than a stock dividend, distribution, split or combination of the type set forth in Section 6(a) or a tender or exchange offer of the type set forth in Section 6(e)) if each Holder participates, at the same time and on the same terms as holders of Common Stock, and solely by virtue of being a Holder of Notes, in such transaction or event without having to convert such Holder's Notes and as if such Holder held a number of shares of Common Stock equal to the quotient of (i) the aggregate principal amount (expressed in thousands) of Notes held by the Holder on such date; divided by (ii) the Conversion Price in effect on the related record date, effective date or Expiration Date, as applicable.

(g)    Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of this Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise payable under this Note upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at or prior to such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 6(c)(1) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(h)    Voluntary Adjustment by Company. The Company may at any time during the term of this Note, with the prior written consent of the Required Holders, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(7)	OPTIONAL REDEMPTION AT THE COMPANY'S ELECTION.

(a)    General. At any time after January 16, 2021 (the "Company Optional Trigger Date"), so long as (i) the arithmetic average of the Weighted Average Prices of the Common Stock for any thirty (30) consecutive Trading Days occurring after the Company Optional Trigger Date (all such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period) (a "Company Optional Measuring Period") equaled or exceeded one hundred forty percent (140%)

of the Conversion Price on the Issuance Date (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction after the Subscription Date) and (ii) there has been no Equity Conditions Failure during the period beginning on the applicable Company Optional Redemption Notice Date (as defined below) through the applicable Company Optional Redemption Date (as defined below), the Company shall have the right to redeem all or any portion of the Conversion Amount then remaining outstanding under this Note, the Other Notes and the Additional Notes (a "Company Optional Redemption Amount") as designated in the applicable Company Optional Redemption Notice on the applicable Company Optional Redemption Date (each as defined below) (a "Company Optional Redemption"). The portion of this Note, the Other Notes and any Additional Notes subject to redemption pursuant to this Section 7(a) shall be redeemed by the Company on the applicable Company Optional Redemption Date in cash at a price equal to the 100% of the Conversion Amount to be redeemed (a "Company Optional Redemption Price"). The Company may exercise its right to require redemption under this Section 7 by delivering within not more than ten (10) Trading Days following the end of such Company Optional Measuring Period a written notice thereof to the Holder and all, but not less than all, of the holders of the Other Notes and any Additional Notes (a "Company Optional Redemption Notice" and the date all of the holders of the Notes received such notice is referred to as a "Company Optional Redemption Notice Date"). Each Company Optional Redemption Notice shall be irrevocable. Each Company Optional Redemption Notice shall (i) state the date on which the applicable Company Optional Redemption shall occur (a "Company Optional Redemption Date"), which date shall not be less than ten (10) Trading Days nor more than thirty (30) Trading Days following the applicable Company Optional Redemption Notice Date and (ii) state the aggregate Conversion Amount of the Notes which the Company has elected to redeem from the Holder and all of the holders of the Other Notes and any Additional Notes pursuant to this Section 7(a) (and analogous provisions under the Other Notes and any applicable Additional Notes) on the applicable Company Optional Redemption Date an Equity Conditions Failure (other than as a result of the receipt by the Company of an Interest Blocker Notice) occurs between the applicable Company Optional Redemption Notice Date and the applicable Company Optional Redemption Date and (iii) confirm that there has been no Equity Conditions Failure during the period beginning on the applicable Company Optional Redemption Date through the applicable Company Optional Redemption Notice Date. If the Company confirmed that there was no such Equity Conditions Failure as of the applicable Company Optional Redemption Notice Date but an Equity Conditions Failure occurs between the applicable Company Optional Redemption Notice Date and the applicable Company Optional Redemption Date (a "Company Optional Redemption Interim Period"), the Company shall provide the Holder a subsequent notice to that effect. If there is an Equity Conditions Failure (which is not waived in writing by the Holder) during such Company Optional Redemption Interim Period, then the applicable Company Optional Redemption shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Optional Redemption Amount and the Holder shall be entitled to all the rights of a holder of this Note with respect to such amount of the applicable Company Optional Redemption Amount. Notwithstanding anything to the contrary in this Section 7, until the applicable Company Optional Redemption Price is paid, in full, the applicable Company Optional Redemption Amount may be converted, in whole or in part, by the Holder into shares of Common Stock pursuant to Section 3. All Conversion Amounts converted by the Holder after the applicable Company Optional Redemption Notice Date shall reduce the applicable Company Optional Redemption Amount of this Note required to be redeemed on the applicable Company Optional Redemption Date, unless the Holder otherwise indicates in the applicable Conversion Notice. Company Optional

Redemptions made pursuant to this Section 7 shall be made in accordance with Section 10. To the extent redemptions required by this Section 7 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 7, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. For the avoidance of doubt, any Conversion Amount that is subject to a Conversion Notice delivered to the Company may no longer be subject to a Company Optional Redemption even if the shares issuable upon such conversion have not been delivered on or prior to the applicable Company Optional Redemption Date.
(b)    Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption pursuant to Section 7(a), then it must simultaneously take the same action in the same proportion with respect to the Other Notes and any Additional Notes. If the Company elects to cause a Company Optional Redemption pursuant to Section 7(a) (or similar provisions under the Other Notes and the Additional Notes) with respect to less than all of the Conversion Amounts of the Notes and any Additional Notes then outstanding, then the Company shall require redemption of a Conversion Amount from each of the holders of the Notes and any Additional Notes equal to the product of (i) the aggregate Company Optional Redemption Amount of Notes and the Additional Notes which the Company has elected to cause to be redeemed pursuant to Section 7(a), multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate Principal Amount of the Notes and any Additional Notes held by such holder and the denominator of which is the sum of the aggregate Principal Amount of the Notes and any Additional Notes held by all holders holding outstanding Notes and any Additional Notes (such fraction with respect to each holder is referred to as its "Company Optional Redemption Allocation Percentage", and such amount with respect to each holder is referred to as its "Pro Rata Company Optional Redemption Amount"). In the event that the initial holder of any Notes or Additional Notes shall sell or otherwise transfer any of such holder's Notes or any Additional Notes, the transferee shall be allocated a pro rata portion of such holder's Company Optional Redemption Allocation Percentage and Pro Rata Company Optional Redemption Amount.

(8)NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(9)	RESERVATION OF AUTHORIZED SHARES.

(a)    Reservation. The Company shall initially reserve out of its authorized and unissued shares of Common Stock a number of shares of Common Stock for each of this Note, the Other Notes and any Additional Notes equal to the sum of (i) 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date and (ii) 130% of the maximum number of shares issuable as Interest Shares assuming all Interest through the Maturity Date is paid in Interest Shares at the maximum possible Interest Rate. So long as any of this Note, the Other Notes and the Additional Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of this Note, the Other Notes and any Additional Notes, the number of shares of Common Stock specified above in this Section 9(a) as shall from time to time be necessary to effect the conversion of all of the Notes and any Additional Notes then outstanding; provided, that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant hereto (in each case, without regard to any limitations on conversions) (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of this Note, the Other Notes and the Additional Notes and each increase in the number of shares so reserved shall be allocated pro rata among the Holder, the holders of the Other Notes and the holders of any Additional Notes based on the Principal amount of this Note and the Other Notes held by each holder at the Initial Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event that a holder shall sell or otherwise transfer this Note, or a portion thereof, or any of such holder's Other Notes or Additional Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to the portion of the Note held by any Person who ceases to hold any Notes shall be allocated to the portion of the Note held by the Holder and the remaining holders of Other Notes and the Additional Notes, pro rata based on the then- outstanding Principal amount of this Note, the Other Notes and any Additional Notes then held by such holders.

(b)    Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to have reserved for issuance upon conversion of the outstanding Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall promptly take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall either (x) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (y) file with the SEC a proxy statement for a meeting of its stockholders at which meeting the Company will seek the approval of its stockholders for an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use commercially reasonable efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. Notwithstanding the foregoing, if during any such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information

Statement on Schedule 14C. If, upon any conversion of this Note, the Company does not have sufficient authorized shares to deliver in satisfaction of such conversion, then unless the Holder elects to rescind such attempted conversion, the Holder may require the Company to pay to the Holder within three (3) Trading Days of the applicable attempted conversion, cash in an amount equal to the product of (i) the number of shares of Common Stock that the Company is unable to deliver pursuant to this Section 9, and (ii) the highest Closing Sale Price of the Common Stock during the period beginning on the applicable Conversion Date and ending on the date the Company makes the applicable cash payment.

(10)	REDEMPTIONS.

(a)    Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date"). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within three (3) Business Days after the Company's receipt of such notice otherwise (such date, the "Change of Control Redemption Date"). The Company shall deliver the applicable Company Optional Redemption Price to the Holder on the applicable Company Optional Redemption Date. The Company shall pay the applicable Redemption Price to the Holder on the applicable due date. In the event of a redemption of less than all of the Conversion Amount of this Note and a surrender of this Note by the Holder, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 18(d)) to the Holder representing such Conversion Amount not redeemed and (z) the Conversion Price of this Note or such new Note shall be adjusted to the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)    Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes or any Additional Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b) or Section 5(b) or pursuant to equivalent provisions set forth in the Other Notes or any

Additional Notes (each, an "Other Redemption Notice"), the Company shall promptly provide notice of such request. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from the Holder and each holder of the Other Notes and the Additional Notes (including the Holder) based on the outstanding Principal amount of this Note, the Other Notes and any Additional Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(11)VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law and as expressly provided in this Note.

(12)SECURITY. This Note, the Other Notes and any Additional Notes are secured to the extent and in the manner set forth in the Security Documents.

(13)RANK. All payments due under this Note (a) shall rank pari passu with all Other Notes, Additional Notes, Rights Offering Notes, if any, Backstop Commitment Notes, if any, and Indebtedness described in clause (iii) of the definition of Permitted Indebtedness, if any, and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(14)	NEGATIVE COVENANTS.

(a)    Until all of the Notes and the Additional Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly:

(i)    incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness; or

(ii)    allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

(b)    Solely in the event that the Company does not at the applicable time of determination satisfy the Qualifying Conditions, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly:

(i)    Redeem or repurchase any Equity Interests or other Junior Claims, or declare or pay any dividend or other distributions of assets (or rights to acquire assets) to any or all holders of Equity Interests or other Junior Claims, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property, Options, evidence of Indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) of the Company or any of its Subsidiaries (any of the foregoing, a "Restricted Payment"), in each case other than:

(1)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness;
(2)each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(3)the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests of such Person;

(4)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interest of the Company or a Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Equity Interests of the Company;

(5)a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company held by or on behalf of any future, present or former employee, director, manager or consultant of the Company or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director, manager or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director, manager or consultant's employment, directorship or manager position; provided that the aggregate amount of Restricted Payments made under this clause (5) do not exceed in any calendar year an amount equal to $1,000,000;

(6)purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Equity Interests deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Equity Interests represents a portion of the exercise price thereof; and

(7)additional Restricted Payments in an amount not to exceed $5,000,000 during any fiscal year or $10,000,000 in the aggregate prior to the Maturity Date.

(15)	AFFIRMATIVE COVENANTS.

(a)    By no later than April 30, 2019, the Company shall have filed with the SEC one or more Annual Reports on Form 10-K containing its audited financial statements for the fiscal years ended December 31, 2015, 2016 and 2017 in accordance with the applicable requirements of the Exchange Act, the rules and regulations thereunder and the SEC's instructions to Annual Reports on Form 10-K (the "Form 10-K").

(b)    From and after the date the Company files the Form 10-K, on or before the date that the Company is required to file any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, the Company shall publicly disclose Consolidated EBITDA with respect to the most recent completed financial period as to which such report relates.

(c)    The Company shall maintain on deposit cash and/or cash equivalents (as defined in GAAP) in an aggregate amount equal to:

(i)    not less than $40,000,000 from and after the Initial Closing Date through and excluding the earlier to occur of (x) the consummation of the Rights Offering (as defined in the Securities Purchase Agreement) and (y) the Maturity Date (such earlier date, the "Cash Measuring Date");
(ii)    solely if the Cash Measuring Date is determined by clause (x) of such definition:
(1)not less than $75,000,000 from and after the Cash Measuring Date through and excluding January 1, 2020; and

(2)not less than $50,000,000 from and after January 1, 2020 through and including the Maturity Date.

(16)VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote of the Required Holders at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment or waiver of any provision to this Note, any of the Other Notes or any Additional Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes and the Additional Notes.

(17)TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(g) of the Securities Purchase Agreement.

(18)	REISSUANCE OF THIS NOTE.

(a)    Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d) and subject to Section 3(c)(iii)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)    Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c)    Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)    Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(19)REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining such breach, without the necessity of showing economic loss and without any bond or other security being required, to the fullest extent enforceable under applicable law.

(20)PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, actual and reasonable attorneys' fees and disbursements.
(21)CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22)FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23)DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations within two (2) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed, or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, conditioned or delayed. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24)	NOTICES; PAYMENTS.

(a)    Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company shall give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall have been made known to the public prior to or in conjunction with such notice being provided to the Holder.
(b)    Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to an account so designated by the Holder; provided, that the Holder, upon timely written notice to the Company, may elect to receive a payment of cash by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Buyers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.0%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(25)CANCELLATION. After all Principal, any accrued Interest and any other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26)WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

(27)GOVERNING LAW; JURISDICTION; JURY TRIAL. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof to the fullest extent enforceable under applicable law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28)SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the Company or the Holder hereof or the practical realization of the benefits that would otherwise be conferred upon the Company or the Holder hereof. The Company and the Holders will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(29)DISCLOSURE. From and after the filing of the Form 10-K and provided that, at the applicable time of determination, no individual affiliated with the Holder serving on the Board of Directors of the Company was appointed thereto, including pursuant to Section 1(a) of the September Agreement, the Company will not provide to the Holder any information that constitutes material non-public information of or relating to the Company or its Subsidiaries without the prior written consent of the Holder. If and to the extent the Company does provide any such information, or the Holder otherwise comes into possession of material non-public information relating to the Company or its Subsidiaries as a result of the receipt or delivery of any notice in accordance with the terms hereof, the Company will comply with its obligations under Regulation FD under the Exchange Act. In the absence of any disclosure by the Company pursuant thereto, the Holder shall be allowed to presume that all matters relating thereto do not constitute material non-public information relating to the Company or its Subsidiaries.

(30)USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(31)CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)    "Acquired EBITDA" means with respect to any Acquired Entity or Business (any of the foregoing, a "Pro Forma Entity") for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Company and its Subsidiaries in the definition of the term "Consolidated EBITDA" were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

(b)    "Additional Closing Date" shall have the meaning set forth in the Securities Purchase Agreement.

(c)    "Additional Notes" means all Initial Notes issued by the Company pursuant to the Securities Purchase Agreement on the Initial Closing Date.

(d)    "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that "control" of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(e)    "Attribution Parties" means, collectively, the following Persons: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Person whose beneficial ownership of the Company's Common Stock would or could be aggregated with the Holder's and its Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and its Attribution Parties to the Maximum Percentage.

(f)    "Backstop Commitment Notes" any Notes issued in connection with the Buyer's backstop commitment of the Rights Offering (as defined in the Securities Purchase Agreement) as contemplated in Section 1(e) of the Securities Purchase Agreement.

(g)	"Bloomberg" means Bloomberg Financial Markets.

(h)    "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(i)    "Buyer" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(j)    "Calendar Quarter" means each of: the period beginning on and including January 1 and ending on and including the next occurring March 31; the period beginning on and including April 1 and ending on and including the next occurring June 30; the period beginning on and including July 1 and ending on and including the next occurring September 30; and the period beginning on and including October 1 and ending on and including the next occurring December 31.

(k)    "Capital Stock" means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.

(l)    "Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of a majority of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the Board of Directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(m)    "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring during the applicable calculation period.

(n)	"Common Stock" means (i) shares of Common Stock, par value
$0.001 per share of the Company, and (ii) any share capital into which such Common Stock shall be changed or any share capital resulting from a reclassification of such Common Stock.
(o)    "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period plus:

(i)    without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (or, as applicable, to the extent not already included in Consolidated Net Income), the sum of the following amounts for such period:

(1)total interest expense and, to the extent not reflected in such total interest expense, any losses on swap obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such swap obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(2)provision for taxes based on income, profits or capital gains, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(3)depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(4)non-cash charges (excluding any non-cash charges which consists of or requires an accrual of, or reserve for, potential cash charges in any future period),

(5)	extraordinary losses in accordance with GAAP,

(6)unusual or non-recurring charges (including litigation and investigation-related costs and expenses, costs associated with tax projects/audits and professional,

consulting or other fees) incurred in connection with the Company's pending audit or any of the legal proceedings listed on Schedule 3(r) of the Securities Purchase Agreement,

(7)restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Initial Closing),

(8)losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(9)	the amount of any net losses from discontinued operations in accordance with GAAP,

(10)any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other disposition of assets, to the extent actually reimbursed, or, so long as the Company has received notification from the applicable carrier that it intends to indemnify or reimburse such expenses, charges or losses and that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), such expenses, charges or losses,

(11)to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is
(A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty event or business interruption,

(12)fees, costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including, without limitation, the Rights Offering);

(13)any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Initial Closing and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, less

(ii)    without duplication and to the extent included in arriving at such Consolidated Net Income (or, as applicable, to the extent not already included in Consolidated Net Income), the sum of the following amounts for such period:

(1)extraordinary gains in accordance with GAAP and unusual or non-recurring gains,
(2)non-cash gains,
(3)gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business), and
(4)the amount of any net income from discontinued operations in accordance with GAAP, in each case, as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP, provided that, to the extent included in Consolidated Net Income,

(1)there shall be excluded in determining Consolidated EBITDA, without duplication, any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830;
(2)there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary of the Company during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Initial Closing, and not subsequently so disposed of, an "Acquired Entity or Business"), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis;

(3)there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Subsidiary of the Company during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a "Sold Entity or Business"), in each case based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis; and

(4)there shall be excluded in determining Consolidated EBITDA for any period the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income.

(p)    "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

(q)    "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(r)    "Conversion Premium" means the quotient obtained by dividing (x) the Conversion Price in effect as of the applicable date of determination, by (y) the arithmetic average of the ten (10) Weighted Average Prices of the Common Stock on each Trading Day during the ten (10) consecutive Trading Days immediately preceding the applicable date of determination. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period.

(s)    "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.
(t)    "Disposed EBITDA" means with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Company and its Subsidiaries in the definition of the term "Consolidated EBITDA" (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

(u)    "Eligible Market" means the Principal Market, The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the OTC QX, the OTC QB or the OTC Pink.

(v)    "Equity Conditions" means each of the following conditions: (i) either (x) one or more Registration Statements covering all of the Interest Shares to be issued on the applicable Interest Date or the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption, as applicable, shall be effective and available for the resale of such shares, in accordance with the terms of the Registration Rights Agreement or (y) all Interest Shares issuable on the applicable Interest Date or the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption, as applicable, requiring the satisfaction of the Equity Conditions, shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the need for registration under any applicable federal or state securities laws; (ii) the

Company shall have no knowledge of any fact that would cause (x) the applicable Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of the Interest Shares issuable on the applicable Interest Date or the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption, as applicable, requiring the satisfaction of the Equity Conditions, in accordance with the terms of the Registration Rights Agreement or (y) the Interest Shares issuable on the applicable Interest Date or the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption, as applicable, requiring the satisfaction of the Equity Conditions, not being eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and any applicable state securities laws; (iii) the Interest Shares issuable on the applicable Interest Date requiring the satisfaction of the Equity Conditions may be issued in full without violating Section 3(d) hereof; (iv) the Interest Shares issuable on the applicable Interest Date or the shares of Common Stock issuable upon conversion of the Conversion Amount that is subject to the applicable Company Optional Redemption, as applicable, requiring the satisfaction of the Equity Conditions may be issued in full without violating the rules or regulations of the Principal Market; (v) the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market; and (vi) if the event requiring satisfaction of the Equity Conditions is a Company Optional Redemption, an Event of Default Redemption or a Change of Control Redemption, from and after the applicable Company Optional Redemption Notice, Event of Default Notice or Change of Control Notice, as applicable, the Company shall have delivered shares of Common Stock pursuant to the terms of this Note to the Holder on a timely basis as set forth in Section 3(c) hereof.
(w)    "Equity Conditions Failure" means that on the applicable date of determination through the applicable date of determination, the Equity Conditions have not each been satisfied (or waived in writing by the Holder).

(x)    "Equity Interests" means (a) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.
(y)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(z)    "Ex-Dividend Date" means the first date on which shares of the Common Stock trade on the applicable Eligible Market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such Eligible Market (in the form of due bills or otherwise) as determined by such Eligible Market.

(aa)    "Fundamental Transaction" means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X), taken as a whole, to one or more Subject Entities, or (iii) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of greater than either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of greater than 50% of the outstanding shares of Common Stock, or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (x) greater than 50% of the outstanding shares of Common Stock, (y) greater than 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of greater than 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) greater than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) greater than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(bb)    "GAAP" means United States generally accepted accounting principles, consistently applied, as in effect on the Subscription Date.

(cc)    "Grace Period" shall have the meaning ascribed to such term in the Registration Rights Agreement.

(dd)    "Group" means a "group" as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(ee)    "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever in or upon any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (with the amount of such indebtedness, in the case where the Person has not assumed or become liable for the payment of such indebtedness) equal to the lesser of (x) the outstanding principal amount of such indebtedness and (y) the fair market value of the assets securing such indebtedness) and (viii) all Contingent Obligations in respect of indebtedness of others of the kinds referred to in clauses (i) through (vii) above.

(ff)    "Initial Closing Date" shall have the meaning set forth in the Securities Purchase Agreement.

(gg)    "Interest Conversion Price" means as of any Interest Date, that price which shall be the arithmetic average of the Weighted Average Prices of the Common Stock on each Trading Day during the ten (10) consecutive Trading Days immediately preceding the applicable Interest Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction occurring during such period.

(hh)    "Interest Notice Due Date" means the fifteenth (15th) Trading Day prior to the applicable Interest Date.

(ii)    "Interest Reset Date" means each of (i) January 30, 2019, (ii) January 30, 2020, (iii) February 1, 2021 (each of the foregoing (i) through (iii), an "Anniversary Interest Reset Date") and (iv) any applicable Event of Default Redemption Notice Date.

(jj)    "Interest Rate" means:

If the Conversion Premium	Then the Interest Rate	And the Interest Rate from
(as of January 30, 2018 for	(which shall be determined	the applicable Interest Reset
the second column and as of	on January 30, 2018) from	Date until the next
the applicable Interest Reset	the Issuance Date	subsequent Interest Reset
Date for the third column)	through the first Interest	Date shall be:
is:	Reset Date shall be:
1.0 or less	6.0%	4.0%
1.05	6.0%	4.3%
1.10	6.0%	4.7%
1.15	6.0%	5.0%
1.20	6.0%	5.3%
1.25	6.0%	5.7%
1.30	6.0%	6.0%
1.35	8.0%	8.0%
1.40	10.0%	10.0%
1.45 or higher	12.0%	12.0%

If the Conversion Premium is between two Conversion Premium amounts in the table above, the Interest Rate will be determined by straight-line interpolation between the Interest Rates set forth for the higher and lower Conversion Premium amounts.

Upon a 10-K Filing Failure (as defined below), any applicable Interest Rate then in effect shall automatically be increased by an additional 200 bps (e.g. from 4.7% to 6.7%). Such increased Interest Rate shall continue in effect until the next Anniversary Interest Reset Date. Upon the next Anniversary Interest Reset Date, the Interest Rate will adjust according to table above; provided that if the Company has not effected the 10-K Filing Remedy (as defined below) by such date, then the reset Interest Rate will be further increased by 200 bps and will continue in effect until the next

Anniversary Interest Reset Date, at which time this mechanism will be repeated. For the avoidance of doubt, on any Anniversary Interest Reset Date where there is no 10-K Filing Failure and where any applicable 10-K Filing Remedy has been effected, the reset Interest Rate will be determined according to the table above without adding 200 bps. For purposes hereof, (i) the "10-K Filing Failure" means that the Company fails on or prior to each April 30 while this Note is outstanding to have filed the Form 10-K and any subsequent required periodic or current reports required to be filed by the Company prior to each such date under the Exchange Act (including audited financial statements for the fiscal years ended prior to each such date) and (ii) a "10-K Filing Remedy" means the Company shall have filed with the SEC the Form 10-K and all subsequent required periodic and current reports required to be filed under the Exchange Act be filed by the Company prior to such date and there shall not exist any Event of Default.

(kk)    "Junior Claims" means any Indebtedness or securities of the Company or any of its Subsidiaries of any class junior in rank to the Notes and the Additional Notes in respect of the preferences as to distributions and payments upon a Liquidation Event, including, without limitation, any Equity Securities of the Company or any of its Subsidiaries.

(ll)    "Lead Investor" means Starboard Value and Opportunity Master Fund Ltd.

(mm)    "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(nn)    "Make-Whole Change of Control" means any Change of Control in which more than ten percent (10%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of cash.

(oo)    "Make-Whole Change of Control Premium" means a cash amount per $1,000 principal amount of Notes being redeemed in a Make-Whole Change of Control determined by multiplying the applicable Make-Whole Stock Price (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the Subscription Date) by the amount set forth in the table below (the "Final Make-Whole Table"), with such amount corresponding to the date of the Make-Whole Change of Control occurring after the date in the first column but prior to the date, if any, on the immediately following row of the first column of the Final Make-Whole Table:

Date	Make-Whole Stock Price
	$20.00	$23.62	$25.00	$28.50	$30.00	$31.29	$35.00	$37.05	$40.00	$45.00	$50.00	$55.00
January 5, 2018	5.32	6.19	6.20	7.44	7.67	8.65	6.79	6.00	5.08	3.95	2.89	2.10
January 7, 2019	4.21	5.10	5.21	6.49	7.15	7.71	5.87	5.10	4.23	3.17	2.26	1.62
January 7, 2020	3.21	3.96	4.13	5.34	5.96	6.50	4.64	3.89	3.06	2.11	1.40	0.94
January 7, 2021	2.37	2.82	3.01	4.06	4.60	5.07	3.09	2.28	1.36	0.00	0.00	0.00
January 5, 2022	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The exact Make-Whole Stock Price and Change of Control Redemption Date may not be set forth in the Final Make-Whole Table, in which case, if the Make-Whole Stock Price is between two such amounts in the Final Make-Whole Table or the Change of Control Redemption Date is between two Change of Control Redemption Dates in the Final Make-Whole Table, the applicable value will be determined by straight-line interpolation between the applicable value set forth for the higher and lower Make-Whole Stock Prices and the earlier and later Change of Control Redemption Dates, as applicable, based on a 365-day year.

(pp)    "Make-Whole Stock Price" means, for any Make-Whole Change of Control: (A) if the holders of Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Change of Control, the amount of cash paid per share of Common Stock in such Make-Whole Change of Control; and (B) in all other cases, the arithmetic average of the Closing Sale Prices for the five (5) consecutive Trading Days ending on, and including, the Trading Day immediately before the effective date of such Make-Whole Change of Control (all such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or other similar transaction during such period).

(qq    "Maximum Percentage" means, initially, 4.99%, which may be increased or decreased in accordance with the provisions of Section 3(d); provided, however, that upon receipt by the Holder of a Company Optional Redemption Notice, then unless the Holder elects a lower Maximum Percentage in accordance with the provisions of Section 3(d), the Maximum Percentage shall immediately and automatically, without any further action by the Holder, be set at 9.99%.

(rr)    "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(ss)    "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(tt)    "Permitted Indebtedness" means (i) Indebtedness evidenced by this Note, the Other Notes, the Additional Notes, the Rights Offering Notes, if any, and Backstop

Commitment Notes, if any, (ii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness does not provide at any time for (a) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (b) total interest and fees at a rate in excess of 12.00% per annum, (iii) Indebtedness in an aggregate outstanding principal amount not to exceed $50,000,000 incurred under a revolving credit facility; (iv) Indebtedness with respect to capital leases in an aggregate principal amount not to exceed $40,000,000, (v) Indebtedness secured by Permitted Liens described in clauses (iv) of the definition of Permitted Liens, (vi) existing Indebtedness described on Schedule 31(tt) attached hereto as in effect on the Subscription Date, and any refinancings and extensions thereof, provided that (A) the principal amount plus unpaid accrued interest and premium thereon and applicable discounts, fees, commissions and expenses thereunder shall not be increased, (B) the maturity thereof is not earlier than ninety (90) days after the Maturity Date, (C) if the Indebtedness being refinanced or extended is subordinated in right of payment to this Note, the Other Notes and the Additional Notes or any guarantees thereof, such refinanced or extended Indebtedness shall be subordinated in right of payment to this Note, the Other Notes, any Additional Notes and any guarantees thereof on terms at least as favorable to the Holder as those contained in the documentation governing the Indebtedness being refinanced or extended, (D) no refinanced or extended Indebtedness shall have different obligors, or greater guarantees or security than, the Indebtedness being refinanced or extended and (E) if the Indebtedness being refinanced or extended is secured by any Collateral, such refinanced or extended Indebtedness may be secured by such Collateral on terms relating to such Collateral not materially less favorable to this Note, the Other Notes and any Additional Notes than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being refinanced or extended, (any such Indebtedness, "Refinancing Indebtedness"), (vii) intercompany Indebtedness among the Company and any Subsidiaries, (viii) Indebtedness arising under swap or interest rate contracts entered into in the ordinary course of business, (ix) Contingent Obligations in respect of Indebtedness otherwise permitted hereunder, (x) direct or Contingent Obligations arising under surety bonds, letters of credit and similar instruments (including any related indemnity agreement) entered into in the ordinary course of business and consistent with past practice, (xi) Indebtedness in respect of cash management agreements entered into in the ordinary course of business, (xii) Indebtedness of foreign Subsidiaries not exceeding $10,000,000 in the aggregate at any time outstanding, (xiii) Indebtedness under corporate credit cards in an aggregate outstanding principal amount not to exceed $3,000,000, (xiv) Indebtedness of Persons acquired in an acquisition, provided that (x) such Indebtedness existed prior to such acquisition and was not incurred in anticipation of such acquisition and (b) after giving effect to such acquisition, the Total Net Leverage Ratio is equal to or less than immediately prior to such acquisition and (xv) additional Indebtedness in an aggregate principal amount not to exceed $5,000,000.

(uu) "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet more than sixty (60) days overdue or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix); (ix) Liens securing Permitted Indebtedness described in clause (iv) of the definition of Permitted Indebtedness, (x) Liens securing existing Indebtedness described on Schedule 31(tt) attached hereto as in effect on the Subscription Date, and Liens securing any refinancings and extensions thereof provided that any collateral securing such refinancings or extensions is not broader than the collateral that is subject to the Liens being refinanced or extended, (xi) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, (xii) deposits to secure performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in the ordinary course of business, (xiii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions, (xiv) Liens deemed to exist in connection with investments in repurchase agreements in the ordinary course of business, (xv) Liens arising on any real property as a result of eminent domain, condemnation or similar proceeding with respect to such real property, (xvi) Liens on any cash deposits in connection with any letter of intent or purchase agreement relating to an acquisition, (xvii) customary rights of first refusal, "tag-along" and "drag-along" rights with respect to any equity interests in any joint venture, (xviii) Liens on assets of foreign Subsidiaries securing obligations of foreign Subsidiaries not exceeding $10,000,000 in the aggregate at any time outstanding, (xix) Liens arising under the Transaction Documents, (xx) additional Liens securing obligations not exceeding $5,000,000 in the aggregate at any time outstanding, and (xxi) Liens securing Permitted Indebtedness described in clause (iii) of the definition of Permitted Indebtedness, provided that such Liens are subject to an intercreditor agreement in form and substance reasonably satisfactory to the Required Holders.

(vv) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ww) Intentionally omitted.

(xx) "Principal Market" means the OTC Markets, or, if the OTC Markets is not the principal trading market for the Common Stock, then the principal Eligible Market on which the Common Stock is then traded.

(yy) "Pro Forma Basis," "Pro Forma Compliance" and "Pro Forma Effect" means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all equity interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a permitted acquisition or investment described in the definition of the term "Specified Transaction," shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by the Company or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

(zz) "Public Announcement Date" means (i) the Trading Day on which the Company first publicly announces on or prior to 9:30 a.m. New York time certain historical metrics agreed to in writing by the Company and the Lead Investor, including, among other metrics, the number of shares of Common Stock outstanding as of December 31, 2017, in connection with the Initial Closing Date (the "Public Announcement") or (ii) in case the Company makes the Public Announcement after 9:30 a.m. New York time, the first (1st) Trading Day immediately following the Public Announcement.

(aaa) "Qualified Market" means the Principal Market, The New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the NYSE American.

(bbb) "Qualifying Conditions" means that both at the time of and immediately after the applicable proposed action or omission to take any action, by the Company or any of its Subsidiary, each of the following conditions are satisfied (or waived in writing by the Holder): (x) no Equity Conditions Failure has occurred, (ii) the Total Net Leverage Ratio is less than or equal to 3:1 and (iii) the Form 10-K has been filed with the SEC.

(ccc) "Redemption Dates" means, collectively, the Event of Default Redemption Dates, the Change of Control Redemption Dates and the Company Optional Redemption Dates, each of the foregoing, individually, a Redemption Date.

(ddd) "Redemption Notices" means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices and the Company Optional Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(eee) "Redemption Premium" means (i) in the event of an Event of Default set forth in Section 4(a)(iii) and any Event of Default occurring at a time the Common Stock is not listed on a Qualified Market, 110% and (ii) in all other events, 100%.

(fff) "Redemption Prices" means, collectively, the Event of Default Redemption Prices, the Change of Control Redemption Prices and the Company Optional Redemption Prices, each of the foregoing, individually, a Redemption Price.

(ggg) "Registrable Securities" shall have the meaning ascribed to such term in the Registration Rights Agreement.

(hhh) "Registration Rights Agreement" means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the Buyers relating to, among other things, the registration for resale of the shares of Common Stock issuable upon conversion of this Note, the Other Notes and any Additional Notes and upon any exercise of the Warrants.
(iii) "Registration Statement" shall have the meaning ascribed to such term in the Registration Rights Agreement.

(jjj) "Related Fund" means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(kkk) "Required Holders" means the holders of Notes of Additional Notes representing at least a majority of the aggregate principal amount of the Notes and Additional Notes then outstanding.

(lll) "Rights Offering Notes" shall have the meaning ascribed to such term in the Securities Purchase Agreement.

(mmm) "SEC" means the United States Securities and Exchange Commission.

(nnn) "Securities Act" means the Securities Act of 1933, as amended.

(ooo) "Securities Purchase Agreement" means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the Buyers of the Notes pursuant to which the Company issued the Notes, the Additional Notes and Warrants.

(ppp) "September Agreement" means that certain Agreement, dated as of September 28, 2017 by and among the Company, Starboard Value LP and the other parties signatory thereto.

(qqq) "Specified Transaction" means, with respect to any period, any investment, sale, transfer or other disposition of assets or property, incurrence or repayment of indebtedness, restricted payment, or other event that by the terms hereof requires such test or covenant to be calculated on a "Pro Forma Basis" or to be given "Pro Forma Effect."

(rrr) "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(sss) "Subscription Date" means January 16, 2018.

(ttt) "Subsidiary" shall have the meaning set forth in the Securities Purchase Agreement.

(uuu) "Successor Entity" means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(vvv) "Total Debt" shall mean, on any date of determination, the total Indebtedness of the Company and its Subsidiaries at such time (excluding Indebtedness of the type described in clause (iii) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

(www) "Total Net Debt" shall mean, on any date of determination, (a) Total Debt minus (b) unrestricted cash and cash equivalents (as defined in GAAP).

(xxx) "Total Net Leverage Ratio" shall mean on any date of determination, the ratio of Total Net Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date. Each calculation of the Total Net Leverage Ratio hereunder shall be made on a Pro Forma Basis.

(yyy) "Trading Day" means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock on such day, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(zzz) "Transaction Documents" shall have the meaning set forth in the Securities Purchase Agreement.

(aaaa) "Warrants" has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(bbbb) "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume- weighted average price is reported for such security by Bloomberg for such hours, the average of the highest Closing Bid Price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

COMSCORE, INC.

By:
Name: Gregory A. Fink
Title: Chief Financial Officer

[Signature Page to Note]

Schedule 31(tt)

Permitted Indebtedness

comScore Inc:
Banc of America Leasing and Capital
Master Lease Agreement dated December 12, 2006
Lease Schedule #24 (3/31/15) - #27 (12/31/15)
$2,720,000

Dell Financial Services
Master Lease Agreement dated August 3, 2012
Lease Schedule #9 (2/1/15) – Lease Schedule #19 (1/1/17)
$5,320,000

Bank of America, N.A
Letters of Credit (Office Lease Security Deposit)
$3,475,000

comScore BV:
Dell Financial Services
European Master Lease Agreement dated July 23, 2012
Lease Schedule #3 (8/1/15)
$155,000

[Signature Page to Note]

EXHIBIT I

COMSCORE, INC.

CONVERSION NOTICE

Reference is made to the Senior Secured Convertible Note (the "Note") issued to the undersigned by comScore, Inc., a Delaware corporation (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) below into shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

[Signature Page to Note]

Facsimile Number and Electronic Mail:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

[Signature Page to Note]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated January , 2018 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

COMSCORE, INC.

By:
Name:
Title:

[Signature Page to Note]